Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Robert Monson, President and CEO               William Restrepo, Chief Financial Officer

                  713-881-2816                                                713-881-8900

SEITEL ANNOUNCES 2005 FOURTH QUARTER AND YEAR END RESULTS

Record Cash Resales Hit All Time High and Drive Profitability

HOUSTON, March 15, 2006 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today reported revenue of $41.4 million for the fourth quarter ended December 31, 2005, compared to $33.9 million for the same period in 2004. Revenue for the quarter grew 68 percent on a sequential basis and 22 percent year-on-year. Cash resales reached a record level of $32 million, compared to $28.1 million for the fourth quarter of 2004. Cash resales for the quarter increased 58 percent sequentially and 14 percent year-on-year. This represents the fifth consecutive quarter of year-on-year growth in cash resales as demand for seismic data remained strong. For the year, cash resales increased to $97.5 million from $80.3 million for fiscal 2004.

For the fourth quarter of 2005, net income was $1.4 million, or $0.01 per share, compared to a net loss of $5.6 million, or $0.04 per share in the fourth quarter of last year. This represents the first profitable quarter since the second quarter of 2003.

"Our return to profitability is a testament to the successful execution of our business strategy," stated Rob Monson, chief executive officer. "We have been steadily improving on our execution and continue to grow and leverage our large data library. As a result, our balance sheet continues to strengthen, with a cash balance that grew to $78 million at year end."

"The industry environment remains favorable and we expect demand for seismic data to grow during 2006 in line with the expected increase in E&P spending in North America," continued Monson. "Our 3D library grew over 2,100 square miles in 2005 and should continue to grow significantly in 2006. We also expect to increase our portfolio of value added, technologically advanced product offerings. Seitel is now better equipped than ever to take advantage of the opportunities available to us during the coming years."

The company reported operating income of $7.4 million in the 2005 fourth quarter, compared to an operating loss of $2 million in the 2004 fourth quarter. Operating income for the 2005 full year was $15.7 million, compared to an operating loss of $61 million in the prior year. Depreciation and amortization expense for the fourth quarter of 2005 was $22 million compared to $29 million for the same period in 2004. For the full year in 2005, depreciation and amortization expense fell to $98.4 million from $168.2 million for the prior year. Amortization expense for 2004 included $59.1 million resulting from the change in useful life of the company's data. The 2005 periods reflect lower amortization resulting from the effects of the level of revenue recognized on data with fully amortized costs.

For the year, the company reported a net loss of $1.7 million, or $0.01 per share for 2005, compared to a net loss of $92.1 million, or $1.20 per share for 2004. The 2004 period includes the following non-recurring charges: (i) a $59.1 million amortization charge resulting from the change in useful life of the company's data from seven to four years; (ii) $12.5 million in reorganization charges, which includes costs related to restructuring efforts and bankruptcy proceedings; and (iii) $2.3 million in additional interest expense due to the overlapping of newly issued and retiring senior notes. 2005 includes a tax benefit of $4.8 million, which primarily resulted from the reversal of the valuation allowance provided against the deferred tax asset in Canada. During 2005, management determined that it was more likely than not that this deferred tax asset would be realized. 2004 results include a tax benefit of $3.3 million primarily related to tax refunds in the U.S. and Canada.

Cash margin, defined as cash revenues other than from data acquisition less cash expenses, is the indicator management believes best measures the level of cash from operations that is available for debt service and capital expenditures, net of underwriting. Cash margin grew 10 percent and 32 percent for the 2005 three and twelve month periods to $24.5 million and $72.3 million, respectively.

CONFERENCE CALL

Seitel will broadcast live via the Internet its 2005 results tomorrow, March 16 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To listen to the Webcast and gain access to the accompanying slide presentation, log on to the company's Website at http://www.seitel-inc.com/investorrelations.asp and click on the Fourth Quarter 2005 Earnings Webcast link. The Webcast will be available as a combined audio and visual presentation or as a visual presentation only (by using the "Live Phone Only" button on the Webcast) for those dialing in on the conference call. To dial in for the call and to participate in the question and answer session, dial 800-638-4930, passcode Seitel. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 97834827. A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call. The slide presentation will be available immediately after the call on the company's Website at http://www.seitel-inc.com/investorrelations.asp.

ABOUT SEITEL

Seitel (OTC Bulletin Board: SELA), founded in 1982, has grown to become the owner of one of the largest seismic data libraries providing information to the North American oil and gas market. Focused on the U.S. and Canada, the company owns data in all the major exploration and production basins. Seitel continues to grow the data library using its 20 years of experience in performing seismic surveys in North America. Seitel's strengths include expertise in managing and delivering seismic data, as well as an experienced and dynamic sales and marketing team. Seitel's seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. The company has ownership in over 35,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2005	2004
ASSETS

Cash and equivalents	$78,097	$43,285
Restricted cash	85	162
Receivables:
Trade, net	27,385	41,164
Notes and other, net	509	2,149
Net seismic data library	111,946	151,230
Net property and equipment	9,456	11,077
Oil and gas operations held for sale	194	223
Investment in marketable securities	54	33
Prepaid expenses, deferred charges and other	13,071	14,159
Deferred income taxes	5,874	-

TOTAL ASSETS	$246,671	$263,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$25,942	$30,472
Oil and gas operations held for sale	40	28
Debt:
Senior Notes	185,272	188,726
Notes payable	378	697
Obligations under capital leases	2,950	5,294
Deferred income taxes	-	606
Deferred revenue	43,250	53,488
TOTAL LIABILITIES	257,832	279,311

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, par value $.01 per share; authorized 5,000,000 shares;
none issued	-	-
Common stock, par value $.01 per share; authorized 400,000,000 shares; issued and outstanding 153,604,345 and 151,414,143 at
December 31, 2005 and 2004, respectively	1,536	1,514
Additional paid-in capital	241,289	235,081
Retained deficit	(256,227)	(254,384)
Deferred compensation - restricted stock	(2,944)	(1,125)
Notes receivable from officers and employees for stock purchases	(1)	(21)
Accumulated other comprehensive income	5,186	3,106
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(11,161)	(15,829)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$246,671	$263,482

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended December 31,
	2005	2004

REVENUE	$41,361	$33,911

EXPENSES:
Depreciation and amortization	22,010	29,008
Cost of sales	42	71
Selling, general and administrative	11,892	6,873
	33,944	35,952

INCOME (LOSS) FROM OPERATIONS	7,417	(2,041)

Interest expense, net	(5,652)	(6,021)
Foreign currency exchange gains (losses)	(198)	1,419
Reorganization items	-	(83)

Income (loss) from continuing operations before income taxes	1,567	(6,726)

Provision (benefit) for income taxes	130	(1,066)

Income (loss) from continuing operations	1,437	(5,660)

Income from discontinued operations	6	11

NET INCOME (LOSS)	$1,443	$(5,649)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$.01	$(.04)
Income from discontinued operations	-	-
Net income (loss)	$.01	$(.04)
Diluted:
Income (loss) from continuing operations	$.01	$(.04)
Income from discontinued operations	-	-
Net income (loss)	$.01	$(.04)

Weighted average number of common and common
equivalent shares:
Basic	153,476	150,925
Diluted	160,572	150,925

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2005	2004

REVENUE	$149,178	$137,675

EXPENSES:
Depreciation and amortization	98,373	168,201
Cost of sales	185	332
Selling, general and administrative	34,910	30,160
	133,468	198,693

INCOME (LOSS) FROM OPERATIONS	15,710	(61,018)
Interest expense, net	(23,224)	(24,436)
Foreign currency exchange gains	963	2,372
Reorganization items	-	(12,498)
Loss on sale of marketable securities	(11)	-

Loss from continuing operations before income taxes	(6,562)	(95,580)
Benefit for income taxes	(4,776)	(3,338)
Loss from continuing operations	(1,786)	(92,242)
Income from discontinued operations	47	144
NET LOSS	$(1,739)	$(92,098)

Basis and diluted loss per share:
Loss from continuing operations	$(.01)	$(1.20)
Income from discontinued operations	-	-
Net loss	$(.01)	$(1.20)

Weighted average number of common and common
equivalent shares - basic and diluted	152,592	76,991

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The following table summarizes the components of Seitel's revenue for the three and twelve months ended December 31, 2005 and 2004 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Acquisition revenue:
Cash underwriting	$3,835	$6,142	$21,385	$35,337
Underwriting from non-monetary
exchanges	492	38	2,424	1,908
Total acquisition revenue	4,327	6,180	23,809	37,245
Licensing revenue:
New resales for cash	31,978	28,069	97,488	80,340
Non-monetary exchanges	2,413	1,834	9,383	12,304
Revenue deferred	(13,217)	(12,543)	(46,889)	(44,182)
Recognition of revenue previously deferred	14,535	9,141	60,164	47,131
Total resale revenue	35,709	26,501	120,146	95,593
Solutions and other	1,325	1,230	5,223	4,837
Total revenue	$41,361	$33,911	$149,178	$137,675

The following table shows cash margin (defined as cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses and costs of goods sold) and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, operating loss, for the three and twelve months ended December 31, 2005 and 2004 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cash margin	$24,539	$22,377	$72,268	$54,707
Add (subtract) other revenue components not
included in cash margin:
Acquisition revenue	4,327	6,180	23,809	37,245
Non-monetary exchanges	2,413	1,834	9,383	12,304
Revenue deferred	(13,217)	(12,543)	(46,889)	(44,182)
Recognition of revenue previously deferred	14,535	9,141	60,164	47,131
Less:
Depreciation and amortization	(22,010)	(29,008)	(98,373)	(168,201)
Non-cash operating expenses	(3,170)	(22)	(4,652)	(22)
Operating income (loss), as reported	$7,417	$(2,041)	$15,710	$(61,018)

The following table summarizes the cash and non-cash components of our selling, general and administrative ("SG&A") expenses for the three and twelve months ended December 31, 2005 and 2004 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cash SG&A	$8,722	$6,851	$30,258	$30,138
Non-cash SG&A	3,170	22	4,652	22
Total SG&A	$11,892	$6,873	$34,910	$30,160

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